Filed pursuant to Rule 424(b)(3)
Registration No. 333-184677

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.
SUPPLEMENT NO. 6, DATED OCTOBER 21, 2013,
TO THE PROSPECTUS, DATED FEBRUARY 14, 2013

This prospectus supplement, or this Supplement No. 6, is part of the prospectus of American Realty Capital Healthcare Trust II, Inc., or the Company, dated February 14, 2013, or the Prospectus, as supplemented by Supplement No. 5, dated August 22, 2013, or Supplement No. 5. This Supplement No. 6 supplements, modifies and supersedes certain information contained in the Prospectus and Supplement No. 5 and should be read in conjunction with the Prospectus and Supplement No. 5. This Supplement No. 6 will be delivered with the Prospectus and Supplement No. 5. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 6 are to:

•	update disclosure relating to our advisor;

•	update disclosure relating to our targeted investments; and

•	update disclosure relating to our distributions.

PROSPECTUS UPDATES

Management

The following disclosure is hereby added as the second sentence of the fourth paragraph on page 94 of the Prospectus.

“Because our advisor owes a fiduciary duty to us and our stockholders, it reasonably believes it can adequately meet its responsibilities to us in accordance with the advisory agreement.”

Investment Strategy, Objectives and Policies

The following disclosure is hereby added as the second sentence under the paragraph “Primary Investment Focus” on page 129 of the Prospectus.

“We expect to invest at least 85% of available offering proceeds into a diversified portfolio of healthcare-related assets. To the extent our investment strategy/focus changes in terms of the type of real estate we expect to purchase, we expect that at least 85% of our offering proceeds will be invested in such real estate.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure is hereby added immediately following the third sentence under the section “Distributions” on page 149 of the Prospectus.

“While we do not intend to pay distributions from sources other than cash flows from operations, we intend to pay distributions consistently once we declare a distribution. Should we be unable to fund our distributions from cash flows or earnings fully, we may pay distributions in excess of earnings and from financings or offering proceeds, if necessary. We do not expect to use such a substantial portion of our offering proceeds or financings to fund distributions which would substantially affect our ability to achieve our investment objectives.”